Exhibit (h)(7)

Exhibit A to the Transfer Agent Servicing Agreement – Amplify ETF Trust

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Energy & Natural Resources Covered Call ETF (formerly Amplify Natural Resources Dividend Income ETF)